Exhibit 10.2

July 16, 2014

Ms. Ann L. McDaniel
Graham Holdings Company
1150 15th Street N.W.
Washington, DC 20071

Dear Ann:

Your employment with Graham Holdings Company (the “Company”) will end effective as of the date that is designated by the Company pursuant to that certain Agreement and General Release between you and the Company (the “Release Agreement”) pursuant to the Company’s Voluntary Retirement Incentive Program (such date, the “Separation Date”).  In accordance with the Release Agreement, you are entitled to certain payments and benefits in connection with your termination of employment, which shall not be affected by this letter agreement.  This letter agreement sets forth the terms upon which you shall provide services to the Company as an independent contractor following the Separation Date.

1.      Position.  You shall provide consulting services to the Company following the Separation Date as an independent contractor; provided, however, that if your employment with the Company terminates for any reason prior to the Separation Date, unless such termination has been approved in writing by the chief executive officer of the Company, this letter agreement shall be null and void ab initio.

2.      Term.  The term of this letter agreement and your consulting arrangement hereunder shall commence on the next business day following the Separation Date (the “Commencement Date”) and shall continue for a period of 24 months thereafter (such period, the “Term”), unless earlier terminated by either party. This letter agreement may be renewed under similar or the same terms if both parties mutually agree in writing. Your consulting relationship with the Company is at all times “at will” and this letter agreement may be terminated at any time for any reason by you or the Company, provided that you will be required to give at least 10 days advance written notice of any termination of your services during the Term.

3.      Services.  (a)  During the Term, you shall report directly to Donald E. Graham or his successor or designee, and shall provide consulting services to the Company as may be designated by Mr. Graham or Hal S. Jones or either of their respective successors or designees in consultation with you and taking into account your other personal and professional commitments, provided that (i) during the initial 12-month period of the Term beginning on the Commencement Date (the “Initial Term”) you will not devote more than 80 hours per month to the performance of your duties pursuant to this letter agreement, which both parties acknowledge shall be less than 50% of the average level of bona fide services that you performed for the Company during the 36-month period prior to the Separation Date, and (ii) during the 12-month period following the Initial Term (the “Subsequent Term”), you will not devote more than 40 hours per month to the performance of your duties pursuant to this letter agreement, which both parties acknowledge shall be less than 25% of the average level of bona fide services that you performed for the Company during the 36-month period prior to the Separation Date.  Such services shall include serving as a consultant to the Compensation Committee of the Board of Directors of the Company and consultation with other officers of the Company on general compensation, benefits and other human resources related issues, as well as the Company’s public relations and media communications.  Your performance of such services will be, in all cases, solely on an advisory basis and you will not have any authority to make any decisions on behalf of the Company.

(b)    During the Term, you shall not have regular access to the Company’s facilities, you shall have no fixed time commitment or location of performance and you shall perform your services at such times and in such places as you shall reasonably determine.

4.      Compensation and Related Matters.  (a) Consulting Fee.  For all services rendered pursuant to this letter agreement, you shall be paid fees (the “Fee”) at the rate of (i) $28,333 per month during the Initial Term and (ii) $14,167 per month during the Subsequent Term, in each case, which shall be paid monthly in arrears.

(b)    Expenses.  The Company shall reimburse you in accordance with the Company’s usual guidelines and practices, including the presentation of appropriate statements of such expenses, for all necessary and reasonable pre-approved travel and other expenses you incur during the Term in the course of performing your services on behalf of the Company.

(c)    Benefits.  You shall not be eligible for or entitled to participate in any employee benefit plan, policy or arrangement of the Company or receive any other benefits or conditions of employment available to employees of the Company.  The foregoing sentence shall not in any way affect your rights under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, or your rights to any previously accrued benefits under the Company’s employee benefit plans, policies or arrangements, including any post-retirement benefits that relate to your employment with the Company prior to the Separation Date.

(d)    Tax Matters.  To the extent consistent with applicable law, the Company shall not withhold or deduct from any amounts payable under this letter agreement any amount or amounts in respect of income taxes or other employment taxes of any other nature on your behalf.  You shall be solely responsible for the payment of any federal, state, local or other income and/or self-employment taxes in respect of the amounts payable to you under this letter agreement and you shall hold the Company and its respective affiliates, officers, directors and employees harmless from any liability arising from your failure to comply with the foregoing provisions of this sentence.

5.      Restrictive Covenants.  You acknowledge that your ability to provide consulting services to the Company pursuant to this letter agreement confers a substantial benefit upon you and, in exchange, you agree that during the period that you serve as a consultant pursuant to this letter agreement, you will be bound by the restrictive covenants set forth on Exhibit A to this letter agreement (the “Restrictive Covenants”), provided that such Restrictive Covenants may be waived in writing by the chief executive officer of the Company.  Your services to the Company pursuant to this letter agreement are not exclusive, and, subject to compliance with the Restrictive Covenants, nothing herein limits or restricts your ability to pursue other professional ventures.

6.      Independent Contractor Status.  (a) It is understood by the parties hereto that you shall at all times during the period that you serve as a consultant pursuant to this letter agreement be an independent contractor with respect to the Company and there shall not be implied any relationship of employer-employee, partnership, joint venture, principal and agent or the like by the agreements contained herein.

(b)    You shall not have any authority to act as an agent of the Company or its affiliates, except on authority specifically so delegated in a prior writing from a duly authorized officer of the Company or one of its affiliates, and you shall not represent to the contrary to any person.  You shall not have or claim to have, under any circumstances, power of decision hereunder to obligate, bind or commit the Company in any respect.  You shall not (i) direct the work of any employee of the Company, (ii) make any management decisions on behalf of the Company or (iii) undertake to commit the Company to any course of action in relation to third persons.  Although the Company may specify the results it desires you to achieve during the Term and may control and direct you in that regard, you shall serve as an outside advisor to the Company and, accordingly, the Company shall not exercise or have the power to exercise such level of control over you as would indicate or establish that a relationship of employer and employee exists between the Company and you.  Subject to the terms of this letter agreement, you shall have full and complete control over the manner and method of rendering independent contractor services hereunder.

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7.      Miscellaneous.  (a) Assignment.  This letter agreement shall not be assignable by you.  The parties agree that any attempt by you to delegate your duties hereunder shall be null and void.  This letter agreement shall be binding upon and shall inure to the benefit of any affiliate or successor of the Company to which it is assigned.  The invalidity or enforceability of any provision of this letter agreement shall not affect the validity or enforceability of any other provision of this letter agreement.  As used in this letter agreement, the term “Company” shall mean the Company as hereinbefore defined in this letter agreement and any permitted assignee to which this letter agreement is assigned.  Nothing in this letter agreement shall confer upon you any right to continue to provide services to the Company or any of its affiliates or interfere in any way with the right of the Company or any such affiliates to terminate your services at any time.

(b)    Governing Law; Arbitration.  This letter agreement and any claim related directly or indirectly to this letter agreement shall be governed by and construed in accordance with the laws of the State of New York (without giving regard to the conflicts of law provisions thereof).  YOU AND THE COMPANY IRREVOCABLY AGREE TO WAIVE TRIAL BY JURY IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM BROUGHT BY OR ON BEHALF OF EITHER PARTY RELATED TO OR ARISING OUT OF THIS LETTER AGREEMENT.

(c)    Amendment.  This letter agreement may not be altered, modified or amended except by written instrument signed by the parties hereto.

(d)    Representation.  You hereby represent to the Company that the execution and delivery of this letter agreement by you and the Company and your performance of your duties hereunder shall not constitute a breach of, or otherwise contravene, or be prevented, interfered with or hindered by, the terms of any employment agreement or other agreement or policy to which you are a party or otherwise bound.  In addition, you represent and warrant that you will be subject to the Company’s policies and procedures.

(e)    Agreement.  In addition to the Company’s policies and procedures, your rights and obligations shall in all respects be governed by the terms of this letter agreement, which contains the complete understanding between you and the Company concerning your provision of services to the Company during the Term, your compensation therefor and the other matters covered herein and, except as set forth in this letter agreement, shall supersede any and all previous contracts, understandings, agreements, commitments, promises or similar communications or arrangements with respect to such subject matters between any of the Company, its affiliates and their respective directors, officers, employees and agents, and you.  Without limiting the foregoing, you acknowledge and agree that you shall not be entitled, whether under this letter agreement or otherwise, to any compensation or benefits in connection with your service during the Term not described herein; provided, however, that, notwithstanding the foregoing, nothing in this letter agreement shall affect your rights under the Release Agreement.

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(f)     Section 409A of the Code.  (i) It is intended that the provisions of this letter agreement comply with Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations thereunder as in effect from time to time (collectively, hereinafter, “Section 409A”), and all provisions of this letter agreement shall be construed and interpreted in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A.

         (ii)    Except as specifically permitted by Section 409A or as otherwise specifically set forth in this letter agreement, the benefits and reimbursements provided to you under this letter agreement or under any other plan or arrangement of the Company during any calendar year shall not affect the benefits and reimbursements to be provided to you under this letter agreement or any other plan or arrangement of the Company in any other calendar year, and the right to such benefits and reimbursements cannot be liquidated or exchanged for any other benefit and shall be provided in accordance with Treas. Reg. Section 1.409A-3(i)(1)(iv) or any successor thereto.  Further, in the case of reimbursement payments, such payments shall be made to you on or before the last day of the calendar year following the calendar year in which the underlying fee, cost or expense is incurred.

         Please indicate your understanding and acceptance of this letter agreement by signing and returning one copy to me; a second copy is enclosed for your records. If you have questions about any of these terms, please let me know.

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Sincerely,

/s/ Donald E. Graham
Donald E. Graham
Chairman and Chief Executive Officer

Agreed and Accepted:

/s/ Ann L. McDaniel
Ann L. McDaniel	Date: July 16, 2014

Exhibit A

RESTRICTIVE COVENANTS

Non-Competition.  (a)  As a necessary measure to protect the legitimate business interests of the Company and its affiliates (collectively, the “Company Entities”), including confidential trade secrets, valuable confidential information and proprietary information (the “Business Interests”), you agree that during the period that you serve as a consultant pursuant to this letter agreement, you shall not, in any geographic area for which you had job responsibilities during the last one (1) year of your employment with the Company Entities, have any Relationship (as defined below) with any entity, including but not limited to any corporation, partnership, limited liability company, sole proprietorship or unincorporated business or any non-U.S. business entity (any such entity, a “Business”) that competes directly with any of the businesses of the Company Entities with which you were directly involved during your employment with the Company Entities.

(b)      You will be deemed to have a relationship (a “Relationship”) with a Business if you (i) own, manage, operate or are employed by such Business, (ii) are an officer, employee, director, member, agent, owner or partner of such Business, (iii) act as a consultant or contractor to such Business or (iv) control or participate in the ownership, management or operation of such Business; provided, however, that nothing herein shall prevent you from acquiring, solely as a passive investment and through market purchases, less than 5% of the outstanding equity securities of any corporation that is registered under Section 12(b) or Section 12(g) of the Securities Exchange Act of 1934, as amended (or similar applicable law in any non-U.S. jurisdiction), and that is publicly traded so long as you are not part of any control group of such corporation.  Notwithstanding the foregoing, you shall not be deemed to have any Relationship with a Business if you serve as a non-employee director of such Business, unless one of the primary operations of such Business relates to higher education, cable or broadcast.

(c)      You acknowledge that your undertakings and commitments and the restrictions set forth in this Exhibit A, including in particular the non-compete undertaking, are a material inducement to the Company’s willingness to enter into this letter agreement on the terms set forth therein, and reflect the reasonable requirements of the Company in the circumstances.  You acknowledge and agree that the covenants, agreements, obligations and undertakings contained in this letter agreement have been negotiated in good faith by the parties, and are reasonable and are not more restrictive or broader than necessary to protect the interests of the Company Entities, and would not achieve their intended purpose if they were on different terms or for periods of time shorter than the periods of time provided herein or applied in more restrictive geographical or technical areas than are provided herein.  You agree that such covenants, agreements, obligations and undertakings are essential to protect the value of the Company Entities.  Therefore, you irrevocably and unconditionally undertake to fully comply with the provisions hereof and irrevocably and unconditionally agree that breach of these provisions will cause significant financial and other damages to the Company.  You acknowledge and agree that the commitments and the restrictions set forth in this Exhibit A will not cause a financial hardship to you.

Non-Solicitation of Customers or Clients.  As a necessary measure to protect the Company Entities’ Business Interests, you agree that during the period you serve as a consultant pursuant to this letter agreement, you will not, directly or indirectly, solicit, influence, entice or encourage any person who at such time is, or who at any time in the two (2) year period prior to such time had been, a customer, client or active prospective customer or client of the Company Entities, to either cease or curtail its relationship with the Company Entities, or to engage in a business activity or relationship with you, unless you shall have previously obtained a written release from an authorized representative of the Company specifically permitting an action that would otherwise be prohibited by the provisions of this paragraph.

Non-Solicitation of Employees.  As a necessary measure to protect the Company Entities’ Business Interests, you agree that at any time during the period you serve as a consultant pursuant to this letter agreement, you will not, directly or indirectly, solicit, influence, entice or encourage any person who at such time is, or who at any time in the two (2) year period prior to such time had been, employed by the Company Entities, to cease or curtail his or her relationship therewith.  Notwithstanding the foregoing, the restrictions of this paragraph shall not apply to the placement of general advertisements or the use of general search firm services with respect to a particular geographic or technical area, but which are not targeted directly or indirectly towards employees of the Company Entities.

No-Hire.  As a necessary measure to protect the Company Entities’ legitimate business interest including confidential trade secrets, valuable confidential information and proprietary information, during the period you serve as a consultant pursuant to this letter agreement, you agree that you will not, directly or indirectly, hire or attempt to hire, whether as a director, officer, employee, contractor, consultant or other service provider, any person who at such time is, or who at any time in the two (2) year period prior to such time had been, employed by the Company Entities.

Confidentiality.  You will keep in strict confidence, and will not, directly or indirectly, at any time during or after your association with the Company, disclose, furnish, disseminate, make available or, except for the sole purpose of performing your duties in association with the Company, use any trade secrets or valuable confidential information of the Company Entities or their customers or vendors, without limitation as to when or how you may have acquired such information.  Such confidential information shall include, without limitation, the Company Entities’ selling, manufacturing and servicing methods and business techniques, training, service and business manuals, promotional materials, training courses and other training and instructional materials, vendor and product information, customer and prospective customer lists, other customer and prospective customer information and other business information.  You specifically acknowledge that all such confidential information, whether reduced to writing, maintained on any form of electronic media or maintained in your mind or memory and whether compiled by the Company, and/or you, derives independent economic value from not being readily known to or ascertainable by proper means by others who can obtain economic value from its disclosure or use, that reasonable efforts have been made by the Company to maintain the secrecy of such information, that such information is the sole property of the Company and that any retention and use of such information by you during after the termination of your association shall constitute a misappropriation of the Company’s trade secrets.

Severability.  If any provision of this letter agreement is held by a court of competent jurisdiction to be illegal, void or unenforceable, such provision shall have no effect; however, the remaining provisions shall be enforced to the maximum extent possible.  Further, if a court should determine that any portion of this letter agreement is overbroad or unreasonable, such provision shall be given effect to the maximum extent possible by narrowing or enforcing in part that aspect of the provision found overbroad or unreasonable.

Equitable Relief.  You acknowledge and agree that the Company’s remedies at law for breach of any of the Restrictive Covenants would be inadequate and, in recognition of this fact, you agree that, in the event of such breach, in addition to any remedies at law it may have, the Company, without posting any bond, shall be entitled (without the necessity of showing economic loss or actual damages) to obtain equitable relief in the form of specific performance, a temporary restraining order, a temporary or permanent injunction or any other equitable remedy that may be available.  You further acknowledge that should you violate any of the Restrictive Covenants, it will be difficult to determine the amount of damages resulting to Company Entities, and that in addition to any other remedies the Company may have, the Company shall be entitled to temporary and permanent injunctive relief and attorneys’ fees and expenses.  The preceding sentences shall not be construed as a waiver of the rights that the Company may have for damages under this letter agreement or otherwise, and all such rights shall be unrestricted.